FOR IMMEDIATE RELEASE

CARL ICAHN TO CVR ENERGY BOARD OF DIRECTORS:
“ADMIT DEFEAT AND LET THE SHAREHOLDERS HAVE THEIR MONEY!”

Contact: Susan Gordon, (212) 702-4309

New York, New York, April 3, 2012 – Carl C. Icahn today released the following statement regarding the landslide victory in which over 64% of unaffiliated shares were tendered into the offer by his affiliates to acquire CVR Energy:

In an insult to the intelligence of shareholders, the Board stated today: “Mr. Icahn acknowledges that he cannot at this time purchase any shares tendered in his offer.” What the Board failed to tell shareholders was that the major obstacle standing in the way of our closing the tender offer is the poison pill adopted by the Board. Whose interests are the directors serving by preventing shareholders from receiving their money?!

The shareholders have spoken and they have done so decisively. Over 64% of the shares owned by shareholders unaffiliated with me were tendered into our offer. The Board is acting in a delusional manner in the face of this embarrassing vote of no confidence. It reminds me of the soldiers who continued to fight on the islands of the Pacific long after World War II had ended because they refused to accept the news that the war was over. Only in this case the Board is fighting with shareholders’ money and they are seriously jeopardizing the ability of shareholders to accept an offer they so clearly want.

The Board’s tactics are honestly baffling to me. They have repeatedly told shareholders not to tender because we did not intend to close our offer. Now that the shareholders have resoundingly endorsed our offer and we stand ready, willing and able to pay $2.26 billion to shareholders, the Board – instead of acting with dignity and admitting they were wrong as to our intentions – is now telling shareholders they can’t get paid until after the annual meeting, which for some reason they have not yet scheduled. It is almost as if the Board wants its prophecy to be fulfilled and is desperately hoping for a material adverse change in the company’s business so that we will not be obligated to close the offer.

With every day that elapses between now and the meeting date, there exists the possibility that an event will occur – such as a more dramatic version of the recent power failure at the company’s Wynnewood refinery in Oklahoma – that could rise to the level of a material adverse change, which could eliminate shareholders’ opportunity to accept our offer. In my opinion, the directors are exposing themselves to personal liability and endless litigation if they continue to thwart and delay the ability of shareholders to accept our offer. If a material adverse change occurs while the Board sits idly by refusing to expeditiously hold the annual meeting, I believe shareholders will rightly seek to hold directors personally liable for the loss of the opportunity to accept our offer.

Speaking of the annual meeting, why has the Board not yet set a date? Don’t the shareholders have a right to know when they can expect to receive their money? I demand that the Board schedule the 2012 annual meeting for the end of April.

I believe the Board is now duty bound to install our nominees as board members on an expedited basis so that they may remove the poison pill and allow shareholders to receive their offer consideration as quickly as possible.1 Whose interests are the directors serving by spending shareholders’ money on a proxy fight when the outcome has now been all but predetermined?!

I call on all shareholders to write and call CVR today at (281) 207-3200 demanding that the Board schedule the annual meeting immediately so that our offer can be consummated. Based on recent history, I am not optimistic that the Board will honor the wishes of its shareholders – but hopefully reasonableness will prevail over delusional and magical thinking.

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NOTICE TO INVESTORS

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012 AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.

1 If elected, our nominees will be subject to fiduciary duties as directors of CVR and will comply with those duties in determining whether to remove the poison pill.